Exhibit 8.1

March 16, 2010

Entertainment Properties Trust

30 West Pershing Road, Suite 201

Kansas City, Missouri 64108

Re:	Entertainment Properties Trust: Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the registration statement on Form S-3, under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), you have requested our opinion as to (i) the qualification of Entertainment Properties Trust (the “Company”) as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the information contained in the Registration Statement under the caption “U.S. Federal Income Tax Considerations”; and (iii) the federal income tax status of the Company’s Partnerships (as defined in an Officers’ Certificate dated March 16, 2010).

This opinion is based on certain representations made by the Company as to factual matters as set forth in the registration statements on Forms S-3 and S-11 previously filed with the SEC (the “Prior Registration Statements”). In connection with rendering this opinion, we have reviewed such documents and made such inquiries as we have deemed appropriate for purposes of rendering this opinion. In addition, the Company has delivered certain factual representations to us as set forth in an Officers’ Certificate dated March 16, 2010 (the “Officer’s Certificate”), and, with the Company’s permission, we have relied upon such factual representations in giving this opinion. In rendering this opinion, we have assumed, with your consent, that (i) the statements and representations set forth in the Prior Registration Statements, the Registration Statement and the Officers’ Certificate are true and correct, (ii) the Officer’s Certificate has been executed by appropriate and authorized officers of the Company and (iii) no action will be taken by the Company that is inconsistent with the Company’s status as a REIT for any period prior or subsequent to the date hereof. Although we have not independently investigated the representations to us set forth in the Officers’ Certificate, nothing has come to our attention that would lead us to question the accuracy of any representation contained in the Officers’ Certificate.

Based on the foregoing and in reliance thereon and subject to the qualifications below, it is our opinion that:

(i) beginning with its taxable year ended December 31, 1997 and through the taxable year ended December 31, 2009, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and the Company’s current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years;

(ii) the statements in the Registration Statement set forth under the caption “U.S. Federal Income Tax Considerations”, insofar as such statements purport to summarize certain tax provisions of the statutes or regulations referred to therein are accurate summaries in all material respects; and

(iii) the Company’s current and proposed method of operation will enable the Partnerships (as defined in the Officers’ Certificate) to be treated for U.S. federal income tax purposes as partnerships (or disregarded entities) and not as associations taxable as corporations or as publicly-traded partnerships.

The opinions set forth in this letter are based on existing law as contained in the Code and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and regulations by the Internal Revenue Service (“IRS”) and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prior Registration Statements or the Officers’ Certificate may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy such requirements.

This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be successfully asserted by the Internal Revenue Service or a court shall not be construed as or deemed to be a guarantee or insuring agreement. We disclaim any obligation to update this opinion for developments which may occur subsequent to the date hereof. This opinion is solely for the information and use of the addressee and may not be relied on or referred to by any other person or entity without the express written consent of this firm.

We hereby consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement and the reference to our firm under the caption “Legal Opinions” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the Securities and Exchange Commission.

Very truly yours,

STINSON MORRISON HECKER LLP

/s/ Stinson Morrison Hecker LLP